Exhibit 99.1

Fifth Street Senior Floating Rate Corp. Announces Fourth Quarter and Fiscal Year Ended September 30, 2014

Financial Results and Fiscal First Quarter Update

GREENWICH, CT, December 10, 2014 - Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) (“FSFR” or “we”) announces its financial results for the fourth quarter and fiscal year ended September 30, 2014, and provides an update for the fiscal first quarter ending December 31, 2014.

Fourth Fiscal Quarter 2014 Financial Highlights

•	Net investment income for the quarter ended September 30, 2014 was $3.8 million or $0.22 per share, as compared to $0.8 million or $0.16 per share for the period from June 29, 2013 (commencement of operations) through

September 30, 2013;

•	Net asset value per share was $12.65 as of September 30, 2014;

•	Weighted average cash yield on debt investments increased to 7.2% at September 30, 2014, as compared to 7.0% at June 30, 2014; and

•	We closed $145.9 million of investments during the quarter ended September 30, 2014.

Fiscal Year 2014 Financial Highlights

•	Net investment income for the year ended September 30, 2014 was $9.0 million or $0.96 per share;

•	Net realized and unrealized gains for the year ended September 30, 2014 were $0.3 million or $0.03 per share; and

•	Net increase in net assets resulting from operations for the year ended September 30, 2014 was $9.2 million or $0.99 per share.

First Fiscal Quarter 2015 Update

•	Originated over $360 million in senior secured loans thus far in the first fiscal quarter;

•	Currently, we have over $550 million invested in senior secured loans to 58 portfolio companies;

•	Based on our activity to date and our current pipeline, we have visibility into first fiscal quarter earnings and estimate our net investment income per share for the December quarter will be in the range of $0.27 to $0.33; and

•	We do not intend to raise additional equity below net asset value.

Portfolio and Investment Activity

Our Board of Directors determined the fair value of our portfolio at September 30, 2014 to be $300.0 million, as compared to $48.7 million at September 30, 2013. Total assets increased to $412.5 million at September 30, 2014, as compared to $101.5 million at September 30, 2013.

During the quarter ended September 30, 2014, we closed $145.9 million of investments in 12 new and three existing portfolio companies, and funded $140.1 million across new and existing portfolio companies. We also received $30.5 million in connection with full or partial payoffs and open market sales of eight of our debt investments.

At September 30, 2014, our portfolio consisted of investments in 48 companies, and 99.8% of our portfolio consisted of senior secured debt investments that bore interest at floating rates. The portfolio remained diversified and our average portfolio company debt investment size at fair value was $6.3 million at September 30, 2014. The average portfolio company EBITDA was $56.7 million as of September 30, 2014.

“FSFR continues to see attractive senior floating rate investment opportunities generated by the Fifth Street platform. The ability to co-invest across the platform has helped FSFR to efficiently deploy the capital from the August 2014 equity raise,” stated our Chief Executive Officer, Ivelin M. Dimitrov, adding, “We have a robust pipeline of senior secured floating rate debt securities and have capacity to fund these investments through the upsizing of our credit facility with Natixis and the recently announced joint venture with the Glick family.”

Our weighted average cash yield on debt investments was 7.2% at September 30, 2014, which increased from 6.8% at September 30, 2013.

Results of Operations

Total investment income for the quarter ended September 30, 2014 was $6.3 million, which consisted of $3.3 million of interest income and $3.0 million of fee income on our portfolio investments. For the period from June 29, 2013 through September 30, 2013, total investment income was $1.1 million, which consisted of $0.4 million of interest income and $0.7 million of fee income on our portfolio investments.

Total investment income for the year ended September 30, 2014 was $15.8 million, consisting of $10.1 million of interest income and $5.7 million of fee income on our portfolio investments.

Expenses for the quarter ended September 30, 2014 and the period from June 29, 2013 through September 30, 2013 were $2.5 million and $0.3 million, respectively. Expenses for the year ended September 30, 2014 were $6.9 million. For the year ended September 30, 2014, our investment adviser voluntarily agreed to waive the portion of the base management fee attributable to assets funded with proceeds from the August 2014 equity offering, which resulted in a waiver of $0.2 million.

Liquidity and Capital Resources

As of September 30, 2014, we had $107.4 million of cash and cash equivalents, $2.1 million of restricted cash, portfolio investments (at fair value) of $300.0 million, dividend payable of $8.8 million, payables from unsettled transactions of $27.9 million and unfunded commitments of $19.6 million.

As of September 30, 2013, we had $52.3 million of cash and cash equivalents, portfolio investments (at fair value) of $48.7 million, $0.4 million of interest and fees receivable and unfunded commitments of $5.8 million.

Dividends Declared

Since inception, our Board of Directors has declared the following dividends:

•	$0.30 per share for the quarter ending March 31, 2015, payable on April 15, 2015 to stockholders of record on April 2, 2015;
•	$0.30 per share for the quarter ending December 31, 2014, payable on January 15, 2015 to stockholders of record on December 15, 2014;
•	$0.30 per share for the quarter ended September 30, 2014, which was paid on October 15, 2014 to stockholders of record on September 15, 2014;
•	$0.27 per share for the quarter ended June 30, 2014, which was paid on July 15, 2014 to stockholders of record on June 30, 2014;
•	$0.23 per share for the quarter ended March 31, 2014, which was paid on April 15, 2014 to stockholders of record on March 31, 2014;
•	$0.20 per share for the quarter ended December 31, 2013, which was paid on January 31, 2014 to stockholders of record on December 16, 2013; and
•	$0.01 per share for the quarter ended September 30, 2013, which was paid on October 31, 2013 to stockholders of record on October 21, 2013.

Dividends are paid primarily from distributable (taxable) income. Our Board of Directors determines dividends based on estimates of distributable (taxable) income, which differ from book income due to temporary and permanent differences in income and expense recognition and changes in unrealized appreciation and depreciation on investments.

Our amended dividend reinvestment plan (“DRIP”) provides for reinvestment of dividends, unless a stockholder elects to receive cash. As a result, if our Board of Directors declares a cash dividend, our stockholders whose shares are registered in their name and who have not “opted out” of our DRIP will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving cash dividends. We provide up to a 5% discount on newly-issued shares purchased through the DRIP (provided that shares will not be issued at less than net asset value per share). If you are a stockholder and your shares of our common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

Portfolio Asset Quality

We utilize the following investment ranking system for our investment portfolio:

•	Investment Ranking 1 is used for investments that are performing above expectations and/or capital gains are expected.

•	Investment Ranking 2 is used for investments that are performing substantially within our expectations, and whose risks remain materially consistent with the potential risks at the time of the original or restructured investment. All new investments are initially ranked 2.

•	Investment Ranking 3 is used for investments that are performing below our expectations and for which risk has materially increased since the original or restructured investment. The portfolio company may be out of compliance with debt covenants and may require closer monitoring.

•	Investment Ranking 4 is used for investments that are performing substantially below our expectations and for which risk has increased substantially since the original or restructured investment. Investments with a ranking of 4 are those for which some loss of principal is expected and are generally those on which we are not accruing cash interest.

At September 30, 2014 and September 30, 2013, the distribution of our investments on the 1 to 4 investment ranking scale at fair value was as follows:

	September 30, 2014			September 30, 2013
	Fair Value	% of Portfolio	Leverage Ratio	Fair Value	% of Portfolio	Leverage Ratio
1	—	—	—	—	—	—
2	$300,001,397	100.00%	4.48	$48,653,617	100.00%	4.32
3	—	—	—	—	—	—
4	—	—	—	—	—	—
Total	$300,001,397	100.00%	4.48	$48,653,617	100.00%	4.32

Recent Developments

On October 16, 2014, we entered into agreements to expand our Natixis facility from $100 million to $200 million, including a $100 million term loan and a $100 million revolving credit facility. Fifth Third Bank (“Fifth Third”) also joined the facility as a term loan lender. The $50 million term loan provided by Fifth Third is priced at LIBOR plus 2% per annum, and the $100 million revolving credit facility and $50 million term loan provided by Natixis, New York Branch, are priced at the applicable commercial paper rate plus 1.9% per annum. The facility maturity date of November 1, 2021 remains unchanged.

On November 5, 2014, we formed FSFR Glick JV LLC (“FSFR Glick JV”), a joint venture with entities controlled by members of the Glick Family (“GF Funding”). The joint venture is expected to primarily invest in senior secured floating rate middle market corporate debt securities. FSFR Glick JV has $100 million in commitments of subordinated notes and equity with FSFR providing $87.5 million and GF Funding providing $12.5 million. In addition, FSFR Glick JV is seeking third party financing to support the joint venture.

On November 20, 2014, our Board of Directors declared a dividend of $0.30 which will be payable on April 15, 2015 to shareholders of record on April 2, 2015.

Effective November 26, 2014, our Board of Directors increased its size to seven members and appointed Alexander C. Frank to the Board to serve until our 2017 Annual Meeting of Stockholders. Mr. Frank joined Fifth Street in 2011 and currently serves as chief operating officer and chief financial officer of Fifth Street Asset Management Inc.

Fifth Street Senior Floating Rate Corp.

Consolidated Statements of Assets and Liabilities
(audited)

	September 30,	September 30,
	2014	2013
ASSETS
Investments at fair value:
Non-control/Non-affiliate investments (cost September 30, 2014: $299,997,247; cost
September 30, 2013: $48,653,617)	$300,001,397	$48,653,617
Total investments at fair value (cost September 30, 2014: $299,997,247; cost
September 30, 2013: $48,653,617)	300,001,397	48,653,617
Cash and cash equivalents	107,429,760	52,346,831
Restricted cash	2,127,405	—
Interest and fees receivable	1,120,010	394,023
Due from portfolio companies	200,840	8,333
Deferred financing costs	1,625,932	—
Other assets	—	47,240
Total assets	$412,505,344	$101,450,044
LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$1,213,683	$484,066
Base management fee payable	475,437	61,379
Part I incentive fee payable	926,180	—
Part II incentive fee payable	54,826	—
Due to FSC CT	239,617	61,721
Interest payable	205,646	—
Dividend payable	8,840,030	—
Payables from unsettled transactions	27,863,000	—
Total liabilities	39,818,419	607,166
Commitments and contingencies
Net assets:
Common stock, $0.01 par value, 150,000,000 shares authorized, 29,466,768 and
6,666,768 shares issued and outstanding at September 30, 2014 and September 30,
2013, respectively	294,668	66,668
Additional paid-in-capital	374,101,816	99,934,852
Net unrealized appreciation on investments	4,150	—
Net realized gain on investments	—	—
Accumulated (overdistributed) undistributed net investment income	(1,713,709)	841,358
Total net assets (equivalent to $12.65 and $15.13 per common share at September 30,
2014 and September 30, 2013, respectively)	372,686,925	100,842,878
Total liabilities and net assets	$412,505,344	$101,450,044

Fifth Street Senior Floating Rate Corp.

Consolidated Statements of Operations

(audited)

			Period from June
		Three months	29, 2013
	Year ended	ended	(commencement of
	September 30,	September 30,	operations) through
	2014	2014	September 30, 2013
Interest income:
Non-control/Non-affiliate investments	$10,121,680	$3,271,704	$434,338
Interest on cash and cash equivalents	8,889	6,319	1,674
Total interest income	10,130,569	3,278,023	436,012
Fee income:
Non-control/Non-affiliate investments	5,712,050	3,006,921	708,448
Total fee income	5,712,050	3,006,921	708,448
Total investment income	15,842,619	6,284,944	1,144,460
Expenses:
Base management fee	1,757,492	630,312	61,379
Part I incentive fee	1,556,612	926,180	—
Part II incentive fee	54,826	54,826	—
Professional fees	827,447	253,781	102,811
Board of Directors fees	185,083	55,833	33,521
Interest expense	1,555,767	442,768	—
Administrator expense	514,861	153,272	61,721
General and administrative expenses	583,942	118,080	43,670
Total expenses	7,036,030	2,635,052	303,102
Base management fee waived	(154,875)	(154,875)	—
Net expenses	6,881,155	2,480,177	303,102
Net investment income	8,961,464	3,804,767	841,358
Unrealized appreciation on investments:
Non-control/Non-affiliate investments	4,150	630,916	—
Net unrealized appreciation on investments	4,150	630,916	—
Realized gain on investments:
Non-control/Non-affiliate investments	269,981	71,500	—
Net realized gain on investments	269,981	71,500	—
Net increase in net assets resulting from operations	$9,235,595	$4,507,183	$841,358
Net investment income per common share — basic and diluted	$0.96	$0.22	$0.16
Earnings per common share — basic and diluted	$0.99	$0.26	$0.16
Weighted average common shares outstanding — basic and diluted	9,290,330	17,075,464	5,319,250

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to mid-sized companies, primarily in connection with investments by private equity sponsors. FSFR’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments while seeking to preserve its capital. The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a rapidly growing credit-focused asset manager with nearly $6 billion in assets under management across multiple public and private vehicles. With a track record of more than 16 years, Fifth Street’s nationally recognized platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million. Fifth Street received the 2014 ACG New York Champion’s Award for “Senior Lender Firm of the Year” and was named both 2013 “Lender Firm of the Year” by The M&A Advisor and “Lender of the Year” by Mergers & Acquisitions. FSFR’s website can be found at fsfr.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as “believes,” “expects,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Contact:

Robyn Friedman, Vice President, Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

Nick Rust

Prosek Partners

(212) 279-3115 ext. 252

pro-fifthstreet@prosek.com